Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ironwood Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Equity	Class A Common Stock, $0.001 par value per share	457(c) and 457(h)	6,000,000	$8.9625	$53,775,000	0.00014760	$7,937.19

Total Offering Amounts					$53,775,000		$7,937.19
Total Fee Offsets							—
Net Fee Due							$7,937.19

(1)	This registration statement on Form S-8 (this “Registration Statement”) covers an aggregate of 6,000,000 shares of the Registrant’s Class A Common Stock, par value $0.001 per share, that may be issued under the Registrant’s Amended and Restated 2019 Equity Incentive Plan (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Class A Common Stock as may be issued pursuant to the provisions of the Plan to which this Registration Statement relates.

(2)	Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average high and low prices of the Class A Common Stock as reported by the Nasdaq Global Select Market, which were $9.10 and $8.825, respectively, on November 2, 2023.